Exhibit 2

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
+1 215 994 4000 Main
+1 215 994 2222 Fax
www.dechert.com

JOSEPH A. TATE

joseph.tate@dechert.com
+1 215 994 2350 Direct
+1 215 655 2350 Fax

October 23, 2013

VIA E-MAIL & FEDERAL EXPRESS

J. Victor Peterson, Esquire
Lathrop & Gage LLP
155 North Wacker Drive
Suite 3050
Chicago, IL 60606

Re: Donegal Mutual Insurance Company

Dear Mr. Peterson:

We are special counsel to the Board of Directors of Donegal Mutual Insurance Company. In that capacity, we have counseled the Board as they considered the proposal outlined in Mr. Shepard's letter dated October 7, 2013.

After due consideration, the Board unanimously rejected Mr. Shepard's proposal, determining that it is contrary to the interests of Donegal Mutual, its policyholders and its other constituencies. The Board reaffirmed that it is firmly committed to pursuing Donegal Mutual's current business strategy as an independent mutual insurance company and determined that Mr. Shepard's proposal merits no further consideration by Donegal Mutual.

Sincerely,

Joseph A. Tate

JAT/dt